AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 2003
                                              REGISTRATION NO. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------


                            JUPITERMEDIA CORPORATION
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          DELAWARE                                               06-1542480
-------------------------------                              -----------------
(STATE OR OTHER JURISDICTION OF                               (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)


                                 ---------------

                           23 OLD KINGS HIGHWAY SOUTH
                            DARIEN, CONNECTICUT 06820
                                 (203) 662-2800
          -------------------------------------------------------------
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------

                                 ALAN M. MECKLER
                                    CHAIRMAN
                           AND CHIEF EXECUTIVE OFFICER
                            JUPITERMEDIA CORPORATION
                           23 OLD KINGS HIGHWAY SOUTH
                            DARIEN, CONNECTICUT 06820
                                 (203) 662-2800
            --------------------------------------------------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 ---------------

      The Commission is requested to send copies of all communications to:

                                 JEFFREY R. POSS
                            WILLKIE FARR & GALLAGHER
                               787 SEVENTH AVENUE
                               NEW YORK, NY 10019

                                 ---------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]









                         CALCULATION OF REGISTRATION FEE

=================== ============== ============= ================= ============
                                     PROPOSED        PROPOSED        AMOUNT OF
  TITLE OF SHARES    AMOUNT TO BE  MAXIMUM PRICE MAXIMUM AGGREGATE REGISTRATION
  TO BE REGISTERED    REGISTERED     PER UNIT     OFFERING PRICE        FEE
------------------- -------------- ------------- ----------------- ------------
Common Stock, $.01
par value per share 750,000 shares   $4.23(1)    $3,172,500(1)        $256.66
=================== ============== ============= ================= ============


(1) Estimated solely for purposes of determining the registration fee. This amount, calculated pursuant to Rule 457(c), was based on the average of the high and low prices of the Registrant's Common Stock on August 26, 2003, as reported on the Nasdaq National Market.

                            -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                 SUBJECT TO COMPLETION -- DATED AUGUST 27, 2003

                                   PROSPECTUS

                                 750,000 SHARES

                            JUPITERMEDIA CORPORATION

                                  COMMON STOCK



                                 ---------------



    On August 12, 2003, Alan M. Meckler ("Meckler") and Jupitermedia Corporation (the "Company") entered into a Purchase Agreement (the "Purchase Agreement") with Klingenstein Fields Knowlton Technology Partners, LP; Family Partnership, LP; Frontier Partnership, LP; Winthrop Knowlton; Winthrop Knowlton SEP-IRA and Christopher Knowlton R/O IRA (collectively, the "Knowlton Purchasers") pursuant to which Meckler sold 300,000 shares of common stock of the Company to the Knowlton Purchasers and the Company agreed to register such shares for resale. The registration statement of which this prospectus is a part has been filed with the Commission pursuant to the Purchase Agreement to register the Knowlton Purchasers' shares for resale from time to time as more fully described herein. Pursuant to a registration rights agreement dated July 11, 2003 by and between the Company and XD Remainder Corp. (f/k/a DevX.com, Inc.) ("XDRC") and a registration rights agreement dated June 30, 2003 by and between the Company and International Microcomputer Software, Inc. ("IMSI"), the Company is also registering the sale, from time to time, of 200,000 shares of the Company's common stock by XDRC and 250,000 shares of the Company's common stock by IMSI. The Knowlton Purchasers, XDRC and IMSI are collectively referred to herein as the "Selling Stockholders".

    Our common stock is traded on the Nasdaq National Market under the symbol "JUPM." On August 26, 2003, the last sales price for the shares of our common stock as reported on the Nasdaq National Market was $4.10 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN OUR COMMON STOCK.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------







                 The date of this prospectus is August 27, 2003

                                TABLE OF CONTENTS









                                                                           PAGE
                                                                           ----


SUMMARY..................................................................... 4
-------
RISK FACTORS................................................................ 7
------------
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...................14
---------------------------------------------------------
SELLING STOCKHOLDERS........................................................14
--------------------
PLAN OF DISTRIBUTION........................................................15
--------------------
LEGAL MATTERS...............................................................16
-------------
EXPERTS.....................................................................16
-------
WHERE YOU CAN FIND MORE INFORMATION.........................................16
-----------------------------------
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................17
-----------------------------------------------








    You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the Selling Stockholders nor we are making an offer to sell securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that the information incorporated herein by reference is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

                                     SUMMARY

OVERVIEW

    The Company is a provider of global real-time news, information, research and media resources for information technology ("IT"), Internet industry and graphics professionals. We provide our community of users with the following resources:

    o  real-time IT and Internet industry news     o  information about emerging
    o  business and technology market research        products and technologies
    o  IT and business-specific events             o  tutorials, training and
    o  image and software downloads                   skills development
    o  buyer's guides and products reviews         o  discussion forums
                                                   o  expert advice

SEGMENTS

    The Company operates in three business segments:

    o  Online media
    o  Research
    o  Events

    ONLINE MEDIA

    Our online media business includes our internet.com, EarthWeb.com, DevX.com and ArtToday.com networks of over 165 Web sites and nearly 200 e-mail newsletters that generate nearly 230 million page views monthly (as of June 30, 2003). Our network is organized into 16 vertical content categories, or channels that serve our users.

    We generate our online media business revenues from :

    ADVERTISING. We sell advertising on our Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists. Advertising revenue is recognized ratably in the period in which the advertising is displayed, provided that no significant company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of advertising impressions, or times that an advertisement is viewed by users of our Web sites and related media properties.

    PAID SUBSCRIPTION SERVICES. Paid subscription services relate to customer subscriptions to our paid e-mail newsletters and services, SEARCHENGINEWATCH.COM, THECOUNTER.COM, WINDRIVERS.COM, WALLSTREETRESEARCHNET.COM and ALERTIPO.COM, which are sold through our network and through affiliate relationships. Revenue from subscriptions is recognized ratably over the subscription period. Deferred revenues relate to the portion of collected subscription fees that has not yet been recognized as revenue. Effective with the June 30, 2003 acquisition of ArtToday, Inc., paid subscription services also include our ArtToday.com network of paid online subscriptions for photographs, clipart, Web graphics, animations and fonts.

    E-COMMERCE AGREEMENTS AND OFFERINGS. We have entered into a number of e-commerce agreements, which generally include either a fixed fee for advertising, a bounty for new customer accounts or revenue sharing of 10% to 50% of the sales made by the e-commerce vendor as a result of links from our network, or in some cases combinations of advertising, bounties and revenue sharing. E-commerce agreements typically are a minimum of three months in duration. Revenues from these agreements are recognized in the month in which they are earned.

    PERMISSION BASED OPT-IN E-MAIL LIST RENTALS. We currently offer for rental our permission based opt-in e-mail list names relating to over 230 IT and Internet-specific topics. Members of our community of users volunteer, or "opt-in," to be included on these lists to receive e-mail product offerings and information relevant to their interests. Subscribers to these permission based opt-in e-mail lists receive e-mail announcements of special offers relating to each topic subscribed. Revenue from permission based opt-in list rentals is recognized at the time of the use by the renter.

      LICENSING AGREEMENTS. We license our editorial content and brands to third parties for fixed fees and royalties based on the licensee's revenues generated by the licensed content. We license selected portions of our editorial content to print publishers. We license one-time rights to reprint individual articles, online or in print, to third parties through licensing of reprints and copyright permission requests. We also provide access to limited versions of our editorial content to others at no charge, to promote our brands and generate traffic. Such amounts are recognized as revenue in the month earned.

      WEBINARS. Jupiter Webinars are objective, educational online forums that provide focused research findings and analysis from Jupiter Research, as well as other highly respected analysts, journalists and industry experts. These live multimedia presentations provide actionable, unbiased information, as well as the opportunity to interact with the analysts through live question and answer segments. Jupiter Webinars are free to qualified professionals. We generate revenue from advertiser sponsorships. Revenues are recognized in the period in which the Webinar occurs.

      ONLINE PRESS RELEASE DISTRIBUTION SERVICES. Through
INTERNETNEWSBUREAU.COM, we provide paid e-mail based press release distribution services. These press releases are e-mailed to over 10,000 registered journalists. Revenue from this service is recorded on a per use basis and recognized at the time of distribution.

      RESEARCH

      Our Jupiter Research division provides market insight, data and objective analysis for both end-user and vendor companies. Jupiter Research covers a variety of sectors and industries to provide clients with information to understand changes in the market. Jupiter Research provides objective insight and analysis, backed by proprietary data in the form of forecasts, consumer surveys and executive surveys. Jupiter Research analysts bring to clients domain expertise, a crucial element to put into context both specific data and changing events.

      Jupiter Research consists of three main product lines: Syndicated Research, Custom Research and Consulting, and A la Carte solutions.

      SYNDICATED RESEARCH. Syndicated research delivers data and analysis via written research reports and also analyst inquiry. Reports include forecasts and survey data to understand consumers' behaviors and preferences, as well as how executives are investing in particular technologies and platforms. Analyst inquiry allows companies to look into a given subject one-on-one, to test ideas and to add objective insight for specific industries and online circumstances. Syndicated research is typically sold on a subscription basis and revenues are deferred and then recognized over the term of the related contract as services are provided.

      CUSTOM RESEARCH AND CONSULTING. Our Custom Research and Consulting product meets project-specific research needs. Strategic consulting projects utilize a variety of research methodologies to provide proprietary recommendations; allow clients to test specific hypotheses regarding how new technologies, competitive forces and alternative go-to-market strategies affect their market position; and expand on Jupiter Research's knowledge and data, often focusing on markets or issues not directly covered in existing products. Types of custom research projects include market opportunity assessments, leading practice analyses, business evaluations, new business model assessments, multi-client studies and site benchmarking. Revenues related to our Custom Research and Consulting products are recognized over the period the service is provided.

      A LA CARTE SOLUTIONS. Jupiter Research analysts provide additional services to clients via our Web Site Review product and our speaker program. Revenues from our A la Carte products are recorded at the time of sale.

      Our Jupiter Research division also includes Jupiter Direct. Jupiter Direct is an online outlet where customers can purchase copies of research reports and briefings. Revenue from Jupiter Direct is recognized at the time of sale.

      EVENTS

      Our Jupiter Events division produces offline events focused on IT and business-specific topics that are of interest to our community of users. Events generate revenue from attendee registrations, exhibition space and from advertiser and vendor sponsorships. Revenue for events is recognized in the period in which the event is held. Deferred revenues relate to the portion of collected conference registration fees as well as exhibition space, advertiser and vendor sponsorships that have been contracted prior to the commencement of the events.

VENTURE FUND INVESTMENTS

      We are the portfolio manager of internet.com Venture Fund I LLC, a $5.0 million venture fund formed in March 1999, internet.com Venture Fund II LLC, a $15.0 million venture fund formed in September 1999, and internet.com Venture Partners III LLC, a $75.0 million venture fund formed in January 2000, all of which invest in early-stage content-based Internet properties that are not competitive with the Company. We earn management fees for the day-to-day operation and general management of the funds. We are also entitled to 20% of the realized gains on investments made by these funds. In February 2003, the operating agreement of internet.com Venture Fund II LLC was amended to provide for the dissolution of the fund and distribution of the fund assets by December 31, 2003. In October 2002, the operating agreement of internet.com Venture Partners III was amended to reduce the fund's committed capital from $75.0 million to $22.5 million and to provide for the dissolution of the fund and the distribution of the fund assets by December 31, 2003. We no longer have any outstanding capital commitments related to these three venture funds. We invested $700,000 in the initial fund, $1.8 million in the second fund and $3.1 million in the third fund, all of which are now fully invested. The remaining $4.3 million of capital raised and funded in the initial fund, $13.2 million raised and funded in the second fund and $19.4 million raised and funded in the third fund were sourced from third party investors.

TRANSACTION

      On August 12, 2003, Meckler and the Company entered into a Purchase Agreement (the "Purchase Agreement") with the Knowlton Purchasers pursuant to which Meckler sold 300,000 shares of common stock of the Company to the Knowlton Purchasers and the Company agreed to register such shares for resale. The registration of the resale of shares of the Company's common stock held by the Knowlton Brothers requires, under the terms of the Company's registration rights agreements with XDRC and IMSI, that the Company register the sale of an additional 450,000 shares of the Company's common stock held by XDRC and IMSI. The registration statement of which this prospectus is a part was filed with the Commission pursuant to the Purchase Agreement and such registration rights agreements.

      Our principal executive offices are located at 23 Old Kings Highway South, Darien, Connecticut 06820, our telephone number is (203) 662-2800 and our Web site address is www.jupitermedia.com. For additional information regarding our business, and us see "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE HARMED BY ANY OF THE FOLLOWING RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THE FOLLOWING RISKS, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

OUR ANNUAL REVENUES HAVE DECREASED EACH OF THE PAST TWO FISCAL YEARS AND COULD CONTINUE TO DECREASE.

Our revenues were $52.1 million, $44.0 million and $40.7 million for the years ended December 31, 2000, 2001 and 2002, respectively. Our revenues may not grow in the future or may decrease further. Some of the factors that might contribute to decreased revenue or that might impede our revenue growth in the future include:

    o continued or worsening weakness in corporate spending for technology, resulting in a decrease in technology marketing, which is the primary source of our revenues;
    o    the loss of advertisers and other marketing customers;
    o loss of advertising and other marketing opportunities to competitors, especially as other media companies increase their offerings of information in the fields of information technology and the Internet;
    o    inability to attract and retain customers for our newer businesses;
    o    inability to renew contracts for our research products;
    o worsening of general economic business or legal conditions, as well as economic conditions specific to advertising, information technology and the Internet;
    o disruption of our operations due to technical difficulties, system downtime, Internet brownouts, viruses, worms or denial of service or other disruptions; and
    o disruption to our operations, employees, partners, customers and facilities caused by international or domestic terrorist attacks or armed conflict


Any decrease in our revenues or any failure to meet our revenue guidance could materially adversely affect our business, operating results and financial condition.

WE HAVE GENERATED SIGNIFICANT LOSSES SINCE INCEPTION AND MAY NOT REPORT POSITIVE NET INCOME IN THE FUTURE.

    We had net losses of approximately $23.0 million for the year ended December 31, 2000, $102.2 million for the year ended December 31, 2001, $511,000 for the year ended December 31, 2002 and $1.4 million for the six months ended June 30, 2003. As of June 30, 2003, we had an accumulated deficit of approximately $142.2 million. We have not achieved profitability on an annual basis to date. Our failure to achieve profitability could deplete our current capital resources and reduce our ability to raise additional capital. Our advertising, promotion and selling and general and administrative expenses are based on expectations of future revenues and are relatively fixed in the short term. These expenses totaled approximately $9.6 million during the six months ended June 30, 2003. If our revenues are lower than expected, we might not be able to quickly reduce spending. Any shortfall in revenues would have a direct impact on operating results for a particular quarter and these fluctuations could affect the market price of our common stock.

WE HAVE A LIMITED OPERATING HISTORY.

    The Company, (f/k/a INT Media Group, Inc., internet.com Corporation and internet.com LLC) was only formed in November 1998. Thus, we have a limited operating history upon which you can evaluate our business. We are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. For example:

    - we might fail to continue to develop and extend our information technology and Internet-based content offerings and services;
    - our services may be rejected by Internet users, customers, vendors or advertisers;
    - we might be unable to maintain and increase the levels of traffic on our online network or the demand for our research products and events;
    - our competitors may develop or may already have developed similar or superior services or products;
    - the market might fail to continue to accept the Internet as an advertising medium;
    - we might not be able to continue to successfully sell Internet advertising;
    - market prices for Internet advertising may drop as a result of competition or other factors;
    - we might not effectively integrate the technology and operations of any acquired businesses or technologies with our operations;
    -  the technologies we use in our operations might fail or operate poorly;
    - economic and legal conditions specific to information technology or the Internet or general economic business and legal conditions could deteriorate; and
    - we might be unable to identify, attract, retain and motivate qualified personnel.

    We might not be successful in addressing these risks or other risks we may face. If we are unable to adequately address these risks, our business, results of operations and financial condition would suffer.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

    Our quarterly operating results may fluctuate significantly in the future because of a variety of factors, many of which are outside our control. These factors include:

    - the demand for advertising and paid services on our online network, our research products and services, and our events;
    - the timing and size of new and renewal contracts with clients for our research;
    -  the level of Internet usage;
    -  traffic levels on our online network;
    - changes in rates paid for Internet advertising resulting from competition or other factors;
    - our ability to enter into or renew key agreements with our advertisers, customers and vendors;
    -  the hiring and training of new personnel;
    - the introduction and marketing of new products and services by us or our competitors;
    - the amount and timing of costs related to marketing efforts or other initiatives;
    -  costs incurred as we expand operations;
    -  our ability to successfully introduce new content offerings and services;
    - technical difficulties or system downtime affecting the Internet generally or the operation of our network; and
    - economic and legal conditions specific to information technology or the Internet as well as general economic business and legal conditions.

    Advertisers generally place fewer advertisements during the first and third calendar quarters of each year, which directly affects our online media business. Further, Internet user traffic typically drops during the summer months, which reduces the amount of advertising to sell and deliver.

    Our results will be impacted by the number and size of events we hold in each quarter. In addition, there may be fluctuations as events held in one period in the current year may be held in a different period in future years.

    Expenditures by our customers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns.

    Therefore, operating results for any particular quarter might not be indicative of future operating results.

WE DEPEND ON OUR ONLINE MEDIA BUSINESS FOR A SIGNIFICANT PORTION OF OUR
REVENUES.

    For the six months ended June 30, 2003, we derived approximately 58% of our revenues from our online media business. The majority of our online media revenue is derived from advertising. Advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. In addition, advertisers that have already invested substantial resources in other advertising methods may be reluctant to adopt a new strategy. Our business would suffer if the market for Internet advertising fails to continue to develop or develops more slowly than expected.

    It is difficult to predict which, if any, of the pricing models currently used to sell advertising on the Internet will emerge as the industry standard, which makes it difficult to project future advertising rates and revenues. For example, insistence by advertisers that advertising rates be based on the number of click throughs, or user requests for additional information made by clicking on the advertisement, instead of rates based solely on the number of advertising impressions, or the number of times an advertisement is displayed, could adversely affect revenues. Advertising revenues would suffer if we cannot adapt to new Internet advertising pricing models. Moreover, filtering software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this filtering software by Internet users could adversely affect the commercial viability of Internet advertising, which would harm our business.

    It is important to advertisers that we accurately measure the size and demographics of our user base and accurately verify the number of advertising impressions we deliver. We may depend on third parties to provide these measurement services. If they or we cannot provide these services in the future, we will be required to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in business during the time we are replacing these services.

WE DEPEND ON A LIMITED NUMBER OF ADVERTISERS.

    We expect that a limited number of advertisers will continue to account for a significant portion of our revenues. Moreover, we typically sell advertisements under purchase order agreements. Generally, these agreements are subject to cancellation by our advertisers with no minimum notice requirement. If we lose one or more of the advertisers that represent a material portion of the revenues we have generated to date, our business, results of operations and financial condition would suffer. In addition, if a significant advertiser fails to pay amounts it owes us, or does not pay those amounts on time, our business, results of operations and financial condition would suffer.

WE DEPEND ON AN EFFECTIVE DIRECT SALES FORCE.

    We depend primarily on our direct sales force to sell advertising on our online network as well as for the sales of our research products and events. We also depend on our sales force to enter into e-commerce agreements. This dependence involves a number of risks, including:

    -    the need to increase the size of our direct sales force;
    - the need to hire, retain, integrate and motivate additional sales and sales support personnel;
    -    lack of experience of our new sales personnel; and
    - competition from other companies in hiring and retaining sales personnel.

    Our business may suffer if we do not maintain an effective direct sales force.

WE MIGHT BE UNABLE TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY.

    We have acquired and intend to continue to acquire complementary businesses as appropriate opportunities arise. If we identify an appropriate acquisition opportunity, we might not be able to negotiate the terms of that acquisition successfully, finance it, or integrate its personnel and operations. If we make acquisitions outside of our core business, assimilating the acquired technology, services or products into our operations could be difficult. This may cause a disruption in our ongoing business, distract management and make it difficult to maintain standards, controls and procedures. In addition, we might be required to incur debt or issue equity securities to pay for any future acquisitions. If the market price for acquisition targets increases substantially, our future growth could be harmed.

WE HAVE A SIGNIFICANT AMOUNT OF GOODWILL AND NET INTANGIBLE ASSETS.

    We had approximately $25.4 million of goodwill and net intangible assets as of June 30, 2003. Goodwill is associated with our acquisitions of complementary businesses. If we are unable to recover the recorded amounts of our goodwill and intangible assets, our business, results of operations and financial condition would suffer.

THERE ARE A NUMBER OF RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT COULD HARM OUR BUSINESS.

    Our international operations are at an early stage of development and have a limited operating history. In addition, the markets in which we have undertaken international expansion have technology and online industries that are less developed than in the United States.

    There are risks inherent in doing business in international markets, such as the following:

    -    uncertainty of product acceptance by different cultures;
    -    unforeseen changes in legal and regulatory requirements;
    -    difficulties in staffing and managing multinational operations;
    -    government-imposed restrictions on the repatriation of funds;
    -    currency fluctuations;
    - difficulties in finding appropriate foreign licensees or joint venture partners; and
    -    potentially adverse tax consequences.

    These factors could harm our ability to successfully operate internationally and could harm our business.

OUR SYSTEMS ARE SUBJECT TO DAMAGE FROM NATURAL DISASTERS, TELECOMMUNICATION FAILURES, ELECTRONIC BREAK-INS AND SIMILAR PROBLEMS.

    Most of our communications and other computer hardware operations are located in a data center operated by Qwest Communications, Inc. These systems could be damaged by fire, floods, earthquakes, power loss, telecommunication failures, electronic break-ins and similar events. Our online network could also be affected by computer viruses, electronic break-ins or other similar disruptive problems. Any of these occurrences could harm our business. Providing unimpeded access to our online network is critical to servicing our clients and providing superior customer service. Our inability to provide continuous access to our online network could cause some of our clients to discontinue purchasing our products and services, prevent or deter some people from purchasing our products and services or accessing our network and harm our business reputation. Our insurance policies have limited coverage levels and therefore insurance may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems.

OUR SYSTEMS MAY FAIL OR EXPERIENCE A SLOWDOWN AND OUR USERS DEPEND ON OTHERS FOR ACCESS TO OUR NETWORK.

    Our network must accommodate a high volume of traffic and deliver frequently updated information. It has in the past, and may in the future, experience slower response times or decreased traffic for a variety of reasons. There have been three instances where our online network as a whole has been inaccessible, the longest instance lasting approximately 60 minutes. Slower response times, which have occurred more frequently, can result from general Internet problems, routing and equipment problems by third-party Internet access providers, problems with third-party advertising servers, increased traffic to our servers and viruses. We also depend on information providers to provide information and data feeds on a timely basis. Some of the services in our network, but not our whole online network, could experience interruptions in service due to the failure or delay in the transmission or receipt of this information. In addition, our community of Internet users depends on Internet service providers, online service providers and other Web sites' operators for access to our online network. Those providers have experienced outages in the past, and may experience outages or delays in the future. Moreover, our Internet infrastructure might not be able to support continued growth of our online network. Any of these problems could harm our business.

WE DEPEND ON THE CONTINUED SERVICE OF OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AND OUR PRESIDENT AND CHIEF OPERATING OFFICER, AND WE FACE INTENSE COMPETITION FOR PERSONNEL.

    We depend on the continued service of Alan M. Meckler, our Chairman and Chief Executive Officer, and Christopher S. Cardell, our President and Chief Operating Officer. While we maintain key person life insurance for Messrs. Meckler and Cardell, our business would suffer if we were to lose their services.

    The competition for personnel in the industries in which we operate is intense. Our personnel may terminate their employment at any time for any reason. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business would be harmed.

WE HAVE LIMITED PROTECTION OF OUR INTELLECTUAL PROPERTY.

    Trademarks, copyrights and other proprietary rights are important to our success and competitive position. We seek protection of our editorial content, digital images, logos, brands, domain names and software relating to our businesses, but our actions may be inadequate to protect our trademarks, copyrights and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. We pursue the registration of our trademarks and service marks in the United States and internationally, and have applied for registration in the United States and numerous other countries for a number of our trademarks and service marks. We also pursue copyright registration of our content in the United States. We might not be able to obtain effective trademark, copyright, domain name and trade secret protection in every country in which we distribute our services or make them available through the Internet, and it is difficult for us to police unauthorized use of our proprietary rights and information. In seeking to protect our trademarks, copyrights and other proprietary rights, or defending ourselves against claims of infringement brought by others, with or without merit, we could face costly litigation and the diversion of our management's attention and resources. This could harm our business.

OUR RESEARCH BUSINESS MAY SUFFER IF WE PROVE UNABLE TO ANTICIPATE MARKET TRENDS OR IF WE FAIL TO PROVIDE INFORMATION THAT IS USEFUL TO OUR CLIENTS.

    The success of our Jupiter Research business, which accounted for approximately 24% of our revenues for the six months ended June 30, 2003, depends in large part on our ability to anticipate, research and analyze rapidly changing technologies and industries and on our ability to provide this information in a timely and cost-effective manner. If we are unable to continue to provide credible and reliable information that is useful to companies, our business and financial results may suffer.

    Our research products and services focus on information technology and the Internet. The Internet is undergoing frequent and dramatic changes, including the introduction of new products and the obsolescence of others, shifting business strategies and revenue models, changing legal and regulatory environments, the formation of numerous new companies and high rates of growth. Because of these rapid and continuous changes in the Internet markets, we face significant challenges in providing timely analysis and advice. Many of the industries and areas on which we focus are relatively new, and it is very difficult to provide predictions and projections as to the future marketplace, revenue models and competitive factors. In addition, many companies have not embraced the use of the Internet as a medium and are unclear as to how to allocate corporate resources effectively. As a result, some companies may conclude that our research products are not useful to their businesses. Further, the need to continually update our research requires the commitment of substantial financial and personnel resources.

    If our predictions or projections prove to be wrong, or if we are unable to continually update our information, our reputation may suffer and demand for our research products and services may decline. In addition, if companies do not agree with our analysis of market trends and the areas on which we choose to focus our efforts, our business and financial results may suffer.

WE FACE INTENSE COMPETITION.

    The market for Internet-based services is relatively new, intensely competitive and rapidly changing. Since the advent of commercial services on the Internet, the number of online services competing for users' attention and spending has proliferated. We expect that competition will continue to intensify. We compete with other companies, which direct a portion of their overall Web content at the IT and Internet professional community, such as CNET, Inc., CMP Media Inc., IDG, VNU and Ziff Davis. We also compete for circulation and advertising impressions with general interest portal and destination Web sites as well as traditional media.

    In the market for research products and services, our principal competitors are Gartner Inc., META Group, Inc. and Forrester Research, Inc. Numerous other companies, however, compete with us both domestically and internationally in providing research and analysis related to a specific industry or geographic area. In addition, we face increased direct and indirect competition from IT research firms, business consulting firms, electronic and print publishing companies and equity analysts employed by financial services companies.

    Our events compete for exhibitors and attendees with other technology related trade shows, including personal computer and computer network related shows, such as IDG and MediaLive International, Inc. (f/k/a Key3Media, Inc.). Some of our competitors are affiliated with major publishers of technology related books and magazines.

    Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products and services than we can.

OUR BUSINESS MAY SUFFER IF WE ARE UNABLE TO MAINTAIN OR ENHANCE AWARENESS OF OUR BRANDS OR IF WE INCUR EXCESSIVE EXPENSES ATTEMPTING TO PROMOTE OUR BRANDS.

    Promoting and strengthening the Jupiter, internet.com, EarthWeb.com, DevX.com and ArtToday.com brands is critical to our efforts to attract and retain users of our network of Web sites, advertisers, customers and clients for our ArtToday content and research products, and to increase attendance at our events. We believe that the importance of brand recognition will likely increase due to the increasing number of competitors entering our markets. In order to promote these brands, in response to competitive pressures or otherwise, we may find it necessary to increase our marketing budget, hire additional marketing and public relations personnel or otherwise increase our financial commitment to creating and maintaining brand loyalty among our clients. If we fail to effectively promote and maintain our brands, or incur excessive expenses attempting to promote and maintain our brands, our business and financial results may suffer.

WE FACE POTENTIAL LIABILITY FOR INFORMATION THAT WE PUBLISH, PROVIDE AT EVENTS OR DISSEMINATE THROUGH OUR RESEARCH ANALYSTS.

    Due to the nature of content on our online network and events, including content placed on our online network by others, and as a publisher and distributor of original research, market projections and trend analyses, we face potential liability based on a variety of theories, including defamation, negligence, copyright or trademark infringement, personal injury or other legal theories based on the nature, publication or distribution of this information. Such claims may also include, among others, claims that by providing hypertext links to Web sites operated by third parties, we are liable for wrongful actions by those third parties through such Web sites. Similar claims have been brought, and sometimes successfully asserted, against online services. It is also possible that users could make claims against us for losses incurred in reliance on information provided on our network. Such claims, whether brought in the United States or abroad, would likely divert management time and attention and result in significant cost to investigate and defend, regardless of the merit of any such claims. In addition, if we become subject to these types of claims and are not successful in our defense, we may be forced to pay substantial damages. Our insurance may not adequately protect us against these claims. The filing of any such claims may also damage our reputation as a high-quality provider of unbiased, timely analysis and result in client cancellations or overall decreased demand for our products and services.

    We generally obtain our content and some of our technology from our employees or pursuant to work-for-hire arrangements. We also license technology and content from third parties. In such license arrangements, we generally obtain representations as to origin and ownership of such content and technology and the licensors have generally agreed to defend, indemnify and hold us harmless from any third party claims that such technology or content violates the rights of another. We cannot be sure that these third party technology and content protections will be effective or sufficient or that we will be able to maintain such content or technology on commercially reasonable terms. As a result, our business, results of operations and financial condition could suffer.

RISKS RELATED TO THE INFORMATION TECHNOLOGY AND INTERNET INDUSTRIES

OUR FUTURE RESULTS DEPEND ON CONTINUED GROWTH IN THE USE OF INFORMATION TECHNOLOGY AND THE INTERNET.

    Our market is new and rapidly evolving. Our business could suffer if information technology and Internet usage does not continue to grow. Information technology and Internet usage may be inhibited for a number of reasons, including:

    -   inadequate network infrastructure;
    -   security concerns;
    -   inconsistent quality of service;
    -   lack of availability of cost-effective and high-speed service; and
    -   changes in government regulation and other law.

    If information technology and Internet usage grows, the Internet infrastructure might not be able to support the demands placed on it by this growth or its performance and reliability may decline. In addition, future outages and other interruptions occurring throughout the Internet could lead to decreased use of our network and would therefore harm our business.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS AND RISKS TO DOING BUSINESS ON THE INTERNET.

    Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and still evolving. As a result, we cannot assure the future viability or value of our proprietary rights. We might not have taken adequate steps to prevent the misappropriation or infringement of our intellectual property. Any such infringement or misappropriation, should it occur, might harm our business, results of operations and financial condition. In addition, we may have to file lawsuits in the future to perfect or enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. These lawsuits could result in substantial costs and divert our resources and the attention of our management. As a result, our business, results of operations and financial condition would suffer.

REGULATION COULD REDUCE THE VALUE OF OUR DOMAIN NAMES.

    We own the Internet domain names "Jupitermedia.com", "internet.com", "EarthWeb.com", "DevX.com" and "ArtToday.com", as well as numerous other domain names both in the United States and internationally. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we might not acquire or maintain the "Jupitermedia.com", "internet.com", "EarthWeb.com", "DevX.com" or "ArtToday.com" domain names, or comparable domain names, in all the countries in which we conduct business, which could harm our business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is still evolving. Therefore, we might be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. If this occurred, our business would suffer.

THE INFORMATION TECHNOLOGY AND INTERNET INDUSTRIES ARE CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE.

    Rapid technological developments, evolving industry standards and user demands, and frequent new product introductions and enhancements characterize the market for Internet products and services. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. Our future success will depend on our ability to continually improve our content offerings and services. In addition, the widespread adoption of developing multimedia-enabling technologies could require fundamental and costly changes in our technology and could fundamentally affect the nature, viability and measurability of Internet-based advertising, which could harm our business.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE COULD CONTINUE TO BE EXTREMELY VOLATILE.

    The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile. For example, the market price of our common stock has ranged from $0.96 per share to $72.25 per share since our initial public offering in June 1999. The stock market has experienced extreme price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of our management's attention and resources.

OUR STOCK OWNERSHIP IS HEAVILY CONCENTRATED IN ALAN M. MECKLER, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER.

    As of March 31, 2003, the directors, executive officers, greater than 5% stockholders and their affiliates beneficially owned approximately 71.5% of our outstanding common stock. As of March 31, 2003, Alan M. Meckler beneficially owned approximately 54.5% of our outstanding common stock. As a result of his beneficial ownership, Mr. Meckler, acting alone or with others, is able to control all matters requiring stockholder approval, including the election of directors and approval of significant transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.

OUR CHARTER DOCUMENTS AND THE DELAWARE GENERAL CORPORATION LAW MAY INHIBIT A TAKEOVER.

    Our Amended and Restated Certificate of Incorporation, bylaws and the Delaware General Corporation Law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. Our Amended and Restated Certificate of Incorporation allows our board of directors to issue preferred stock that may have rights and preferences that are superior to those of our common stock, thereby deterring a potential acquiror. Our bylaws provide that a special meeting of stockholders may only be called by our Board, Chairman of the Board, Chief Executive Officer or President or at the request of the holders of a majority of the outstanding shares of our common stock.


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus and registration statement contain or incorporate by reference statements, estimates or projections, that are not historical in nature and that may constitute "forward-looking statements" as defined under U.S. federal securities laws. These statements, which speak only as of the date given, are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our expectations or projections. These risks include, but are not limited to, the successful integration of recent acquisitions, including the challenges inherent in diverting our management's attention and resources from other strategic matters and from operational matters, the ability to realize any synergies or cost-savings from recent acquisitions, current market conditions for our products and services, our ability to achieve growth in our core and acquired product and service offerings, our ability to achieve projected revenues, gross margin, operating results and earnings, market acceptance and the success of our products and services, our competitive position, uncertainty relating to and the management of personnel changes, timely development and introduction of new products, releases and product enhancements, current economic conditions and the timing and extent of a recovery, heightened security and war or terrorist acts in countries of the world that affect our business, and other risks identified from time-to-time in this prospectus and our Commission filings.


                              SELLING STOCKHOLDERS

THE SELLING STOCKHOLDERS

The registration statement of which this prospectus is a part was filed with the Commission pursuant to the Purchase Agreement and the Company's registration rights agreements with XDRC and IMSI. The following table sets forth:

    o the name of each of the Selling Stockholders,
    o the number of shares of common stock beneficially owned by each Selling Stockholder prior to this offering and being offered hereby, and
    o the number of shares of common stock beneficially owned by each Selling Stockholder after this offering.

                                                               SHARES
                                                            BENEFICIALLY                 SHARES
                                                             OWNED PRIOR    SHARES     BENEFICIALLY
                                                               TO THE        BEING     OWNED AFTER
    SELLING STOCKHOLDER                                       OFFERING      OFFERED    THE OFFERING
    -------------------                                     ------------    -------    ------------
    Klingenstein Fields Knowlton Technology Partners, LP       55,000        55,000          --
    Family Partnership, LP                                     93,500        93,500          --
    Frontier Partnership, LP                                   71,500        71,500          --
    Winthrop Knowlton                                          35,000        35,000          --
    Winthrop Knowlton SEP-IRA                                  35,000        35,000          --
    Christopher Knowlton R/O IRA                               10,000        10,000          --
    XD Remainder Corp.                                        200,000       200,000          --
    International Microcomputer Software, Inc.                250,000       250,000          --

    Each Selling Stockholder will own less than 1% of the total number of shares of our common stock outstanding after this offering.


                              PLAN OF DISTRIBUTION

    The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility (including, without limitation, the Nasdaq National Market and the over the counter market) on which the shares are traded or in private transactions, subject to applicable law. These sales may be public or private at prices prevailing in such market, fixed prices or prices negotiated at the time of sale. The shares may be sold by the Selling Stockholders directly to one or more purchasers, through agents designated from time to time or to or through broker-dealers designated from time to time. In the event the shares are publicly offered through broker-dealers or agents, the Selling Stockholders may enter into agreements with respect thereto. The Selling Stockholders may, subject to applicable law, also use any one or more of the following methods when selling shares:

    o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
    o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
    o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
    o an exchange distribution in accordance with the rules of the applicable exchange;
    o    privately negotiated transactions;
    o short sales broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
    o    a combination of any such methods of sale; or
    o    any other method permitted pursuant to applicable law.

    The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

    The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3), or other applicable provision of the Securities Act, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

    The Selling Stockholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. The Selling Stockholders and the broker-dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any discounts and any commissions received by such broker-dealers or agents and any profit on the sale of the shares purchased by them and any discounts or commissions might be deemed to be underwriting discounts or commissions under the Securities Act. Any such broker-dealers and agents may engage in transactions with, and perform services for, us. At the time a particular offer of shares is made by the Selling Stockholders, to the extent required, a prospectus will be distributed which will set forth the aggregate number of shares being offered, and the terms of the offering, including the public offering price thereof, the name or names of any broker-dealers or agents, any discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the Selling Stockholders. Each Selling Stockholder has purchased the shares of our common stock in the ordinary course of its business, and at the time the Selling Stockholder purchased the shares of our common stock, it was not a party to any agreements, plans or understandings, directly or indirectly, with any person to distribute the shares.

    In order to comply with the securities laws of certain states, sales of shares offered hereby to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of shares offered hereby must also be made by the Selling Stockholders in compliance with other applicable state securities laws and regulations. We are required to pay all fees and expenses incident to the registration of the shares; provided, that the Selling Stockholders are required, severally and not jointly, to pay all underwriting fees and discounts, selling commissions, brokerage fees and stock transfer taxes applicable to shares sold by such Selling Stockholders hereby. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

    The Selling Stockholders have represented to us that they have not taken, or presently plan to take, directly or indirectly, any action designed to or which might reasonably be expected to cause, or result in, or which has constituted, under the Securities Exchange Act of 1934, as amended, the stabilization or manipulation of the price of any of our securities to facilitate the sale or resale of the shares offered hereby. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of securities (a "Distribution") from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of such securities or any right to purchase such securities, for a period of one business day before and after completion of his or her participation in the Distribution (the "Distribution Period"). During the Distribution Period, Rule 104 under Regulation M prohibits the Selling Stockholders and any other person engaged in the Distribution from engaging in any stabilizing bid or purchasing of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the Selling Stockholders will be reoffering or reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

LEGAL MATTERS

    Willkie Farr & Gallagher will pass upon the validity of the shares of common stock being offered under this prospectus.

EXPERTS

    The consolidated financial statements and the related financial statement schedule as of and for the year ended December 31, 2002 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which reports express an unqualified opinion and include: 1) an explanatory paragraph relating to the application of procedures relating to certain disclosures of financial statement amounts related to the 2000 and 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and 2) an explanatory paragraph relating to the Company's change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the reporting requirements of the Securities and Exchange Act of 1934 and in accordance with its requirements file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be obtained:

    o At the public reference room of the Commission, Room 1024-- Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

    o From the Commission, Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

    o At the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or

    o From the Internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the Commission.

    Some locations may charge prescribed rates or modest fees for copies. For more information on the public reference room, call the Commission at 1-800-SEC-0330.

    We filed with the Commission a registration statement on Form S-3 (which contains this prospectus) under the Securities Act to register with the Commission the shares of our common stock offered by this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to us, and our common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by us (File No. 0-2293) are hereby incorporated by reference into this Prospectus:

    (1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

    (2) our Quarterly Reports on Form 10-Q for the periods ending March 31, 2003 and June 30, 2003;

    (3) the description of our common stock contained in our Registration Statement on Form S-1, as amended, as filed with the Commission on December 1, 1999; and

    (4) our Current Reports on Form 8-K dated June 12, 2003, June 25, 2003, July 1, 2003 and July 16, 2003.

    Information included by us in Current Reports on Form 8-K under Item 9 thereof is expressly not incorporated by reference herein.

    All documents filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering registered hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents.

    Any statement contained herein, in any amendment or supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement and this prospectus to the extent that a statement contained herein in any amendment or supplement hereto or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement or this prospectus. All information appearing in this prospectus is qualified in its entirety by information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the immediately preceding statement.

    We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the prospectus incorporates). Requests should be directed to Investor Relations, Jupitermedia Corporation, 23 Old Kings Highway South, Darien, Connecticut 06820.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Registration fee to Securities and Exchange Commission   $   256.66
         Accounting fees and expenses                              12,000.00
         Legal fees and expenses                                   10,000.00
         Printing and engraving                                     2,500.00
         Miscellaneous expenses                                     1,000.00
                                                                  ----------
           Total                                                  $25,756.66
                                                                  ==========

    The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated.

    Meckler has agreed to reimburse the Company for approximately $24,000 of the expenses incurred in connection with the registration of the shares being offered by the Selling Stockholders. The remaining expenses will be paid by the Company.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation, as amended, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company has secured insurance on behalf of its officers and directors for any liability arising out of his or her actions in such capacity, regardless of whether the Company would have the power to indemnify him or her against such liability under the Delaware General Corporation Law.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    The following exhibits are filed as part of this registration statement:

(a) EXHIBITS

    EXHIBIT
    NUMBER                  DESCRIPTION OF EXHIBITS
    ----------------------------------------------------------------------------
    2.1 Purchase Agreement, dated as of August 11, 2003, by and among Alan M. Meckler, and, with respect to Section 4(a) only, the Company, Klingenstein Fields Knowlton Technology Partners, LP; Family Partnership, LP; Frontier Partnership, LP; Winthrop Knowlton; Winthrop Knowlton SEP-IRA and Christopher Knowlton R/O IRA
    5.1    Opinion of Willkie Farr & Gallagher
    10.1 Registration Rights Agreement, dated as of July 11, 2003, by and between the Company and XD Remainder Corp. (f/k/a DevX.com, Inc.)
    10.2 Registration Rights Agreement, dated as of June 30, 2003, by and between the Company and International Microcomputer Software, Inc.
    23.1   Consent of Willkie Farr & Gallagher (included in Exhibit 5.1)
    23.2   Consent of Deloitte & Touche LLP, Independent Auditors
    24.1   Powers of Attorney (included on signature page hereof)

----------


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
(b) FINANCIAL STATEMENT SCHEDULES

    Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.


ITEM 17. UNDERTAKINGS

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20 at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, PROVIDED that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to insure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to Registration Statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or
    Section 210.3-19 of this Chapter if such financial statements and information are contained in periodic reports filed with or furnished with the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act


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
and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Darien, State of Connecticut on this 27 day of August 2003.

                                              Jupitermedia Corporation


                                              By: /s/ Alan M. Meckler
                                                  -------------------------
                                                  Alan M. Meckler
                                                  Chairman of the Board and
                                                  Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan M. Meckler and Christopher S. Cardell, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of August 27, 2003.

         Signatures                                  Title
         ----------                                  -----

         /s/ Alan M. Meckler              Chairman of the Board and
         ---------------------------      Chief Executive Officer
         Alan M. Meckler                  (Principal Executive Officer)


         /s/ Christopher S. Cardell       President, Chief Operating Officer
         ---------------------------      and Director
         Christopher S. Cardell


         /s/ Christopher J. Baudouin      Senior Vice President and
         ---------------------------      Chief Financial Officer (Principal
         Christopher J. Baudouin          Financial and Accounting Officer)


         /s/ Gilbert F. Bach              Director
         ---------------------------
         Gilbert F. Bach


         /s/ Michael J. Davies            Director
         ---------------------------
         Michael J. Davies


         /s/ William A. Shutzer           Director
         ---------------------------
         William A. Shutzer


         /s/ John R. Patrick              Director
         ---------------------------
         John R. Patrick



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